EXHIBIT 10.130

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

DEVELOPMENT AND LICENSE AGREEMENT

Between

SHIRE LABORATORIES INC.

and

INDEVUS PHARMACEUTICALS INC.

EFFECTIVE DATE:	March 11, 2003

PARTIES:

(1)	SHIRE LABORATORIES INC., a Delaware corporation with a principal place of business at 1550 East Gude Drive, Rockville, Maryland 20850 (“SLI”); and

(2)	INDEVUS PHARMACEUTICALS, INC., a Delaware corporation with a principal place of business at 99 Hayden Avenue, Lexington, Massachusetts 02421 (“Indevus”).

RECITALS:

(A)	SLI is the owner of all right, title and interest in the SLI Intellectual Property (as defined below) relating to its drug delivery and formulation technologies; and

(B)	Indevus desires to obtain an exclusive license under the SLI Intellectual Property for application in developing and commercializing Licensed Product and formulations of Compound utilizing SLI Technology (as defined below) on the terms and conditions set forth herein.

OPERATIVE PROVISIONS:

1.	Definitions

In this Agreement the following words shall have the following meanings, unless the context otherwise requires:

“Act”	the Federal Food Drug and Cosmetic Act of 1934, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time;

“Affiliate”

any firm, person or company which controls, is controlled by or is under common control with a Party to this Agreement and for the purpose of this definition the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such firm, person or company, whether through the ownership of voting securities, by contract or otherwise or the ownership either directly or indirectly of 50% or more of the voting securities of such firm, person or company;

“Business Day”	any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed;

        [*]

“cGMP”	current applicable good manufacturing practices as defined in 21 CFR Parts 210 and 211 promulgated by the FDA under the Act or corresponding applicable laws and regulations;

“Clinical Development Data”

all data, charts, studies, summaries, analyses, reports, know how and other information resulting or derived from any in vivo trials or studies of Compound or Licensed Product(s) conducted under or as a result of the Development Plan, which is necessary or useful for the development, manufacture, use or sale of the Licensed Product(s);

“Commercial Sale”	a sale to a Third Party [*] for commercial use of any Licensed Product [*];

“Compound”	means [*];

“Development Patent”

means a Patent that discloses or claims subject matter that results from Non-Clinical Development Data obtained by SLI or its designees under the Development Plan, this Agreement and/or the Feasibility Agreement as appropriate, including certain data that are obtained or derived from Clinical Development Data and which are supplied by Indevus to SLI under the Development Plan;

“Development Plan”

the more detailed development plan and budget directed to the development activities summarized under “Step 2-CTM Manufacture for Pilot PK Study” of the Feasibility Agreement either (i) as set out in Schedule 1 attached to this Agreement or (ii) as subsequently revised or amended and agreed to in writing by the Parties from time to time;

*CONFIDENTIAL TREATMENT REQUESTED

“Dominating Patent”

an unexpired patent of a Third Party which has not been invalidated by a court or other governmental agency of competent jurisdiction and which would be infringed by making, using or selling the Licensed Products;

        [*]

        [*]

“FDA”	the United States Food and Drug Administration or any successor thereto;

“Feasibility Agreement”	the feasibility agreement between the Parties signed on the 28th February 2002, as amended to date, relating to potential formulations of Compound, attached hereto as Schedule 2;

“Field”	all pharmaceutical uses of the Compound alone or in combination with other active ingredients;

“First Commercial Sale”	the first Commercial Sale of Licensed Product to a Third Party in the Territory after all required Product Approvals have been granted by [*][*];

“Formulation Candidate”	any Licensed Product that is evaluated in accordance with a Development Plan;

“GAAP”	generally accepted accounting principles in the United States;

“Generic Competition”

[*] shall commence on the earlier of (i) where IMS or IMS- equivalent data is available, the first date on which Generic Drugs achieve a market share [*] of the total prescriptions or units consumption, as applicable, for Licensed Product [*] (as so shown by the average of the monthly IMS (or IMS-equivalent) data for such prescriptions) or (ii) the first date on which there are two Generic Drugs available in one Quarter [*];

*CONFIDENTIAL TREATMENT REQUESTED

“Generic Drug(s)”

any product containing Compound that is either defined [*] in the Territory as a generic drug to Licensed Product by applicable legal texts or regulatory authorities [*] or is AB rated or substitutable by a pharmacist for Licensed Product, other than a product introduced [*] by Indevus, its Affiliates or Sublicensees;

“Improvement”

any and all improvements and enhancements, patentable or otherwise, related to the Compound or Licensed Product including, without limitation, any change or modification in the manufacture, formulation, analytical methodology, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Compound or Licensed Product;

“Indevus Know How”

all information and materials, including but not limited to processes, formulae, data, inventions, know how and trade secrets, patentable or otherwise, which are proprietary to or owned or controlled by Indevus at the Effective Date of this Agreement, all Clinical Development Data and all Improvements of Clinical Development Data;

“IND”

an investigational new drug application and any amendments thereto relating to the use of Licensed Product in the United States or the equivalent application in any other regulatory jurisdiction in the Territory, the filing of which is necessary to commence clinical testing of pharmaceutical products in humans;

“Licensed Patents”

Patents owned or controlled by SLI or which SLI, through license or otherwise, has or acquires rights, which are necessary or useful for the manufacture, use or sale of Licensed Product, including, but not limited to, compositions, formulations, methods of their manufacture, or methods of their use, or otherwise relate to SLI Know-How or SLI Technology, including (i) any of the Patents set forth in Schedule 3 hereto that contain claims that cover, or which relate to, any aspect of Licensed Product, (ii) the Development Patents and (iii) such other Patents as the Parties may agree in writing from time to time;

*CONFIDENTIAL TREATMENT REQUESTED

“Licensed Product(s)”

all finished pharmaceutical oral formulations for commercial sale (or, where the context so indicates, a Formulation Candidate) that (i) contain the Compound alone as a therapeutically active ingredient or in combination with any other pharmaceutically active ingredient, and (ii) utilize SLI Intellectual Property;

“Madaus”	Madaus AG, a corporation organized and existing under the laws of Germany and having its principal office at Ostmerheimer Straße 198, D-51109 Köln, Germany;

“NDA”

a New Drug Application and all supplements filed with the FDA, including all documents, data and other information concerning a Licensed Product which are necessary for, or included in, a Product Approval to market a Licensed Product in the United States of America, as more fully defined in the Act;

“Net Sales”

the actual gross amount invoiced by Indevus, its Affiliates or its Sublicensees for the Commercial Sale of Licensed Product [*] commencing upon the date of First Commercial Sale, after deducting, in accordance with GAAP, the following:

(i)	trade, cash, quantity or ordinary discounts;

(ii)	allowances for product returns, including allowances or credits for rejected Licensed Product, or spoilage or recalled Licensed Product;

(iii)	rebates and charge backs;

(iv)	sales or excise taxes, VAT or other taxes, and transportation and insurance charges and additional special transportation, custom duties, and other governmental charges;

(v)	rebates or similar payments paid in connection with sales of Licensed Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs [*]; and

(vi)	retroactive price reductions and write-offs or allowances for bad debt, [*]

*CONFIDENTIAL TREATMENT REQUESTED

Sales or other transfers between Indevus and its Affiliates shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

“Non Clinical Development Data”

all data, formulations, inventions, methods of manufacture, analytical methodology, charts, studies, summaries, analyses, reports, know how and other information resulting or derived from in vitro studies applying SLI Technology to Compound or Licensed Product(s) and conducted under or as a result of the Development Plan or the Feasibility Agreement;

“Other SLI Technologies”	[*] or any other controlled released technology platform which is owned, developed or acquired by SLI and which may be applied, as agreed to by the Parties, to the Compound for any purpose;

“Over-the-Counter Product”	a Licensed Product that is not a Prescription Licensed Product;

“Party”	SLI or Indevus;

“Patent”

a patent or patent application, including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, re-issues or additions relating thereto including supplementary certificates of protection of or to any patent or patent application, and all patents issued or issuing during the Term of this Agreement with respect to any of the foregoing;

“Prescription Licensed Product”	[*]

*CONFIDENTIAL TREATMENT REQUESTED

“Prescription Licensed Product	a Prescription Licensed Product the formulation of which is different from any
New Formulation”

previously developed formulation of a Prescription Licensed Product for which milestones under Section 5.1 have been achieved or are applicable, provided that SLI’s activities relating to the application of SLI Technology to such Prescription Licensed Product-New Formulation were conducted pursuant to a new Development Plan approved by Indevus;

“Product Approval”

all approvals (including pricing and reimbursement approvals required for marketing authorizations), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agencies, departments, bureaus or other governmental entities, necessary for the manufacture, use, storage, import, export, transport and sale of Licensed Product in a regulatory jurisdiction [*]

“Proprietary Information”

all scientific, formulation, process, manufacturing, clinical, regulatory, marketing, financial and commercial information, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement;

“Quarter”	a three-month period ending on the last day of March, June, September or December in any year;

“Royalty Year”

for the year in which the First Commercial Sale occurs (the “First Royalty Year”), the period commencing with the first day (the “Commencement Date”) of the Quarter in which such First Commercial Sale occurs and expiring on the last day of the twelfth (12th ) month following the Commencement Date; and (ii) for each subsequent year, each successive twelve (12) month period commencing on the date immediately following the last day of the First Royalty Year;

*CONFIDENTIAL TREATMENT REQUESTED

“SEC”	the Unites States Securities and Exchange Commission or any successor agency;

“Similar Indication(s)	disease areas for which the Licensed Products are indicated and are of the same nature (e.g., overactive bladder and urinary incontinence);

“SLI Intellectual Property”	the Licensed Patents, the SLI Know-How and the SLI Technology;

“SLI Know-How”

all information and materials, including but not limited to processes, formulae, data, inventions, know how and trade secrets, patentable or otherwise, which are proprietary to or owned or controlled by SLI and necessary for the development of Licensed Product at the Effective Date of this Agreement, and all Non-Clinical Development Data and Improvements of Non-Clinical Development Data;

“SLI Lead Technology”	[*] technology or, as subsequently agreed between the Parties, one of the Other SLI Technologies as may be applied to the Compound pursuant to the Development Plan;

“SLI Technology”

SLI’s bioavailability enhancement and/ or controlled-release delivery, formulation, process and manufacturing technologies, including but not limited to the SLI Lead Technology and the technologies embodied in the Licensed Patents and the SLI Know-How;

“SubLicensee”	any sublicensee of the rights granted to Indevus under Section 2.1 of this Agreement, provided the sublicense is in accordance with Section 3 of this Agreement;

“Specifications”

the written methods, formula, procedures, specifications, tests (and testing protocols) and standards pertaining to the manufacture of Licensed Product to be used in clinical trials of Licensed Product, as agreed upon in writing by the Parties prior to the filing of the IND with the FDA;

*CONFIDENTIAL TREATMENT REQUESTED

“Territory”	[*];

“Term of this Agreement”

the period commencing on the Effective Date and continuing through the earlier of the expiration of the licenses as provided in Section 12, the termination by either Party under Section 13, or the mutual written agreement to terminate this Agreement;

“Third Party(ies)”	person(s) or entity(ies) who or which is (are) neither a Party nor an Affiliate of a Party; and

“Valid Claim”

a claim in an issued and unexpired patent included in the Licensed Patents which has not been disallowed, revoked, held unenforceable, unpatentable or invalid by a decision or a court or other governmental agency of competent jurisdiction, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise.

2.	Grant of Licenses

2.1	SLI hereby grants to Indevus for the Term of this Agreement an exclusive (even as to SLI) license in the Field under the SLI Intellectual Property to develop, make, have made, use, sell, offer for sale and import Licensed Product(s) [*].

2.2	The licenses granted herein include sublicenses under any patent rights or other technology applicable to the development, manufacture, use or sale of Licensed Product which have been, or during the term of this Agreement are, licensed or otherwise acquired by SLI from a Third Party. Any royalties or other payments due to any Third Party pursuant to such a Third Party license (whether entered into before or after the Effective Date) shall be paid by SLI.

2.3	During the Term, neither Indevus nor any Indevus Affiliate shall have the right hereunder to make, use or sell Licensed Product or to use the SLI Intellectual Property otherwise than as expressly set forth in this Agreement, and without prejudice to the generality of the foregoing, Indevus agrees that:

2.3.1	it will not exploit the SLI Intellectual Property for any purpose other than in respect of the development, manufacture, use, sale, offer for sale or import of Licensed Product;

2.3.2	it will not utilize any part of the SLI Intellectual Property in the making of any patent application, except pursuant to the terms of this Agreement.

*CONFIDENTIAL TREATMENT REQUESTED

3.	Sub-licensing

Indevus or any Indevus Affiliate shall have the right to grant sublicenses of any and all rights licensed to Indevus by SLI under this Agreement to Affiliates or any Third Party [*]. Indevus shall advise SLI of any proposed sublicense with a Third Party and give due consideration to SLI’s reasonable comments thereto. Each such sublicense with any such Sublicensee shall be consistent with the terms and conditions of this Agreement. Indevus shall promptly provide copies thereof to SLI. For the avoidance of doubt, Sections 8 and 13.5 shall be applicable to any Sub-licensee under this Section 3.

4.	Development Program, Product Approvals and Ownership

4.1	Development Program.

4.1.1	The Parties shall undertake the development of Licensed Product in accordance with the terms and conditions set forth in this Agreement and the Development Plan. SLI shall furnish, maintain and preserve suitable and sufficient facilities and personnel for the work to be accomplished by SLI hereunder, use its reasonable commercial efforts to accomplish the Development Plan within the time described therein in a commercially reasonable, diligent and workmanlike manner and in compliance in all material respects with the standards, laws, rules and regulations of the FDA [*] over SLI’s activities.

4.1.2	Each Development Plan shall include a budget for the proposed development activities set forth in such plan, which shall be determined prior to the anticipated commencement of the proposed development activities. For activities to be performed by SLI, Indevus shall pay to SLI the sums set out in the Development Plan on a mutually agreed upon schedule payable within 30 days of Indevus’ receipt of SLI’s invoice detailing the tasks carried out by SLI pursuant to the Development Plan; provided, however, that in no event shall Indevus be responsible for or be required to reimburse SLI for activities not mutually agreed upon in writing. Indevus shall be responsible for all reasonable out of pocket costs and/or expenses associated with the Development Plan upon submission of appropriate back-up documentation and provided, however, that no expenses in excess of [*], or such other amount as may be subsequently agreed to by the Parties, shall be incurred by SLI or reimbursed by Indevus unless SLI obtained Indevus’ written consent prior to incurring such expense. Such costs and expenses shall include required raw materials, excipients, supplies, columns, standards, chemicals, travel and shipping expenses.

4.1.3	Indevus shall be responsible for providing adequate supplies of the Compound, which will be supplied to SLI free of charge in accordance with the Development Plan and in accordance with cGMP. In the event that the active ingredient is not delivered to SLI or not provided within the required timescale the Development Plan will be extended accordingly. SLI shall be responsible for and shall manufacture and supply Licensed Product to Indevus, at Indevus’ expense, in accordance with the Development Plan for clinical trials conducted under a Development Plan, in

*CONFIDENTIAL TREATMENT REQUESTED

accordance with the Specifications and in compliance with cGMP and all other applicable laws and regulations and such other terms to be mutually agreed upon between the Parties.

4.1.4	Should Indevus or any Indevus Affiliate or any Sublicensee elect to pursue any development that requires any change in the formulation of the Licensed Product, SLI will conduct all future development activities under a mutually agreed upon Development Plan.

4.2	Records; Access and Reports.

SLI shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of a Development Plan in the form required under applicable regulations. Indevus or any Indevus Affiliate shall have the right at its own expense to arrange for its employees and outside consultants involved in the development of Licensed Product to visit SLI at its offices and laboratories during normal business hours and upon reasonable notice, and to discuss the Development Plan work and its results in detail with the technical personnel and consultants of SLI, as the case may be. Subject to compliance with Section 11, Indevus or any Indevus Affiliate shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of SLI. At a frequency consistent with the time line as agreed by the project team during the performance of a Development Plan, SLI shall provide Indevus with a written summary of the work performed to date on the Development Plan, the results of any development or other studies in progress, any regulatory submissions regarding the SLI Technology or Licensed Product and the status of any regulatory action or communication in connection therewith, the compliance with or adjustments or modifications in any plan, timetable or budget, and such other information relating to development of Licensed Product as Indevus shall reasonably request.

4.3	Product Approval.

Indevus shall at its own cost own, control and retain primary legal responsibility for the preparation, filing, prosecution and maintenance of all filings and applications for Product Approvals [*] relating to Licensed Products. SLI shall support Indevus as soon as practicable with regard to any IND or other regulatory filings relating to Compound, Licensed Product or the SLI Technology owned or controlled by SLI, and SLI shall allow Indevus or any Indevus Affiliate to cross reference any pertinent IND, Drug Master File or other regulatory filing relating to Compound, Licensed Product or the SLI Technology, to the extent necessary in connection with the development or regulatory review of Licensed Product.

At Indevus’ request and expense SLI shall assist in applying for and prosecuting Product Approvals, and SLI shall be entitled to compensation under this Section 4.3 for the implementation of additional studies or preparation of additional materials specifically requested by Indevus or any Indevus Affiliate but not otherwise required or contemplated under the Development Plan. For its services under this Section 4.3, SLI shall be reimbursed by Indevus based on an FTE (Full Time Equivalent) of $US[*] per hour plus all reasonable out-of-pocket expenses incurred by

*CONFIDENTIAL TREATMENT REQUESTED

SLI or its employees, consultants or contractors in providing any such services, upon submission of appropriate back-up documentation and provided, however, that no expenses in excess of $[*] shall be incurred by SLI or reimbursed by Indevus unless SLI obtained Indevus’ written consent prior to incurring such expense. Such expenses shall include, without limitation, the cost of chemicals, excipients, columns, travel, supplies and standards not otherwise available from and provided by Indevus.

4.4	Exchange of Information.

4.4.1	As soon as practicable after the Effective Date, and from time to time during the term of this Agreement, SLI shall provide to Indevus copies of all Non-Clinical Development Data, shall transfer to Indevus under the Development Plan all SLI Know How relating to the manufacturing process of the Formulation Candidate, and shall promptly disclose to Indevus in writing on an ongoing basis as soon as available (i) all SLI Intellectual Property, and other useful information or data in SLI’s control or possession and which is generated or developed in connection with any Development Plan or which is reasonably necessary or useful to enable Indevus to perform its responsibilities and obligations under this Agreement or to submit an IND, NDA or other applications required to obtain Product Approvals, including any and all discoveries and data obtained, derived, generated or arising from studies conducted under a Development Plan; (ii) no later than the date set forth in the Development Plan, complete and final study reports and statistical analyses of any trials or studies conducted by SLI pursuant to a Development Plan; and (iii) copies of all correspondence with, and all documents and applications filed with, or submitted by, any regulatory authority with respect to the SLI Technology if it relates or can be deemed to relate to Licensed Product.

4.4.2	After the Effective Date and from time to time during the term of this Agreement, Indevus or any Indevus Affiliate shall supply to SLI, upon receipt of a request from SLI, certain data that are obtained or derived from Clinical Development Data, which reasonably may be deemed useful in the filing and prosecution of Development Patents and to fulfill SLI’s obligations under the Development Plan. SLI understands and agrees that its access to and use of such data supplied by Indevus or any Indevus Affiliate to SLI is limited strictly for the purpose of filing and prosecution of Development Patents.

4.5	Ownership of Inventions

4.5.1	All Clinical Development Data is, and shall be, owned by Indevus, regardless of any contribution by SLI or any of its Affiliates, employees, or agents towards inventorship. At the request of Indevus, SLI shall execute such further documents and do all such acts and things as may reasonably be necessary to vest such rights in Indevus. Neither SLI, nor its Affiliates, employees, or agents may, without the prior review and consent of Indevus, use any Clinical Development Data, other than for the purposes of this Agreement, provided, however, that if such use is solely for technology marketing purposes where the Compound name or structure is not divulged, Indevus’ consent shall not be unreasonably withheld.

*CONFIDENTIAL TREATMENT REQUESTED

4.5.2	The Development Patents and the Non-Clinical Development Data are, and shall be, owned by SLI or its Affiliates, regardless of any contribution by Indevus or any of its Affiliates, employees, or agents toward inventorship, and notwithstanding that certain data are obtained or derived from Clinical Development Data and supplied by Indevus to SLI under Section 4.4.2 of this Agreement, subject to the licenses granted pursuant to this Agreement. At the request of SLI, Indevus or any Indevus Affiliate shall execute such further documents and do all such acts and things as may reasonably be necessary to vest such rights in SLI. Neither the Development Patents nor the Non-Clinical Development Data may be used by Indevus, its Affiliates, employees, agents, Sublicensees or Third Party manufacturers except as authorized under this Agreement.

5.	Royalties and Milestone Payments

5.1	Milestone Payments for Prescription Licensed Products arising from the SLI Lead Technology with Compound as the active ingredient for any indication:

Subject to the terms and conditions contained in this Agreement, and in consideration of the rights granted by SLI hereunder, Indevus shall pay SLI, or a designated Affiliate of SLI, the following milestone payments contingent upon the first occurrence of the specified event with respect to a Prescription Licensed Product arising from the use of the SLI Lead Technology with Compound as the active ingredient for any indication. For the avoidance of doubt, each milestone payment shall be made no more than once with respect to the achievement of such milestone (regardless of the number of indications for which the milestone is achieved), but shall be payable the first time such milestone is achieved:

5.1.1	$[*] ([*] United States dollars) within 15 days of the date of completion of the [*] in accordance with, or as a result of, the Development Plan;

5.1.2	$[*] ([*]United States dollars) within 15 days of completion of the [*] in accordance with, or as a result of, the Development Plan;

5.1.3	$[*] ([*]United States dollars) within 15 days of FDA’s first acceptance for filing of an NDA in respect of a Prescription Licensed Product [*]

5.1.4	$[*];

5.1.5	$[*]

5.1.6	$[*] ([*]United States dollars) within 15 days of the First Commercial Sale of a Prescription Licensed Product in the [*]

*CONFIDENTIAL TREATMENT REQUESTED

5.1.7	$[*];

5.1.8	$[*];

5.1.9	$[*] ([*]United States dollars) within 15 days of the earlier of Indevus or any Indevus Affiliate entering into a sublicense or the first anniversary of First Commercial Sale of Prescription Licensed Product [*];

5.1.10	$[*] ([*]United States dollars) within 15 days of the earlier of:

(a)	the date on which Indevus or any Indevus Affiliate first enters into a Sublicense with [*] or

(b)	two years after the achievement by Indevus or any Indevus Affiliate of the milestone detailed in Subsection 5.1.4; and

5.1.11	$[*].

5.2	Milestone Payments for Prescription Licensed Products- New Formulation:

Subject to the terms and conditions contained in this Agreement, and in further consideration of the rights granted by SLI hereunder, Indevus shall pay SLI, or a designated Affiliate of SLI, the following milestone payments, contingent upon the occurrence of the specified event detailed below for Prescription Licensed Products- New Formulations. For the avoidance of doubt, each milestone payment shall be made no more than once with respect to the achievement of such milestone for a particular Prescription Licensed Product-New Formulation (regardless of the number of indications for which the milestone is achieved), but shall be payable the first time such milestone is achieved:

5.2.1	$[*] ([*] United States dollars) within 15 days of completion of the [*] in accordance with, or as a result of, a Development Plan mutually agreed upon by the Parties;

5.2.2	$[*] ([*] United States dollars) within 15 days of completion of the [*] in accordance with, or as a result of, a Development Plan mutually agreed upon by the Parties.

5.2.3	$[*] ([*] United States dollars) within 15 days of First Commercial Sale of such Prescription Licensed Product-New Formulation.

*CONFIDENTIAL TREATMENT REQUESTED

5.3	Milestone Payments for Over-the-Counter Products:

Subject to the terms and conditions contained in this Agreement, and in further consideration of the rights granted by SLI hereunder, Indevus shall pay SLI, or a designated Affiliate of SLI, the following milestone payments, contingent upon the first occurrence of the specified event detailed below for an Over-the-Counter Product, and provided that SLI’s activities relating to the application of SLI Technology to such Over-the-Counter Product were conducted pursuant to a new Development Plan approved by Indevus or any Indevus Affiliate. For the avoidance of doubt, each milestone payment shall be made no more than once with respect to the achievement of such milestone (regardless of the number of indications for which the milestone is achieved), but shall be payable the first time such milestone is achieved:

5.3.1	$[*] ([*] United States dollars) within 15 days of completion of the [*] in accordance with, or as a result of, the Development Plan or, if no such study is conducted, production of the first pilot batch of the Over-the-Counter Product in compliance with cGMP;

5.3.2	$[*] ([*] United States dollars) within 15 days of completion of the [*] in accordance with, or as a result of, the Development Plan; or, if no such study is conducted, production of the [*] of the Over-the-Counter Product in compliance with cGMP;

5.3.3	$[*] ([*] United States dollars) within 15 days of first acceptance for regulatory filing in respect of a Over-the-Counter Product; and

5.3.4	$[*] ([*] United States dollars) within 15 days of First Commercial Sale of such Over-the-Counter Product.

5.3.5.	In the event that the milestones outlined in Sections 5.3.1. through 5.3.3 do not occur as a result of regulatory strategy or requirements the full value of the unrealized milestone will be due at the time of occurrence of the subsequent milestone.

5.4	If any of the events referred to in Sections 5.1.9, 5.1.10 and/or 5.1.11 have taken place before the execution of this Agreement, the relevant milestone payments will be payable within fifteen (15) days after the Effective Date.

5.5	Indevus shall notify SLI in writing within thirty (30) Business Days after the achievement of each of the milestones detailed above and such notice shall be accompanied by the appropriate milestone payment.

*CONFIDENTIAL TREATMENT REQUESTED

5.6	Royalties

5.6.1	Prescription Licensed Products.

Subject to the terms and conditions contained in this Agreement, and in consideration of the rights granted by SLI hereunder, Indevus shall, for the applicable period set forth in Section 5.7. below, pay to SLI (or a nominated Affiliate) royalties based on Net Sales in each Royalty Year as set out in the following table in respect of all Prescription Licensed Products sold by Indevus or any Indevus Affiliate or Sublicensee, provided, however, that the calculation of Net Sales of Prescription Licensed Products for purposes of calculating the applicable royalty rate under this Section 5.6.1 shall be conducted separately for Prescription Licensed Products except those that are approved for Similar Indications:

[*] in which all Prescription Licensed Products are sold	Cumulative Net Sales in each Royalty Year of Prescription Licensed Products (US$)	Royalty rate as a percentage of Net Sales of Prescription Licensed Products
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

5.6.2	Over-the-Counter Products.

Subject to the terms and conditions contained in this Agreement, and in consideration of the rights granted by SLI hereunder, Indevus shall, for the applicable period set forth in Section 5.7. below, pay to SLI (or a nominated Affiliate) royalties based on Net Sales in each Royalty Year as set out in the following table in respect of all Over-the-Counter Products sold by Indevus or any Indevus Affiliate or Sublicensee:

[*] in which all Over-the Counter Products are sold	Royalty rate as a percentage of Net Sales of all Over-the-Counter Products
[*]	[*]
[*]	[*]

*CONFIDENTIAL TREATMENT REQUESTED

5.7	Royalty Term.

Indevus’ royalty obligations under Section 5.6 shall be payable in respect of sales of Licensed Product by Indevus or any Indevus Affiliate or Sublicensee in [*] in the Territory until the earlier [*], (i) the last date on which the manufacture, use or sale of Licensed Product [*] would infringe a Valid Claim of a Licensed Patent [*] but for the license granted by this Agreement; or (ii) [*] years from the date of First Commercial Sale of Licensed Product [*]; provided, however, that:

(a) commencing on the first date in which Generic Competition exists, (i) [*], the royalty rates on Net Sales of Prescription Licensed Products will decrease to [*] percent ([*]%) of all Net Sales of Prescription Licensed Products [*]; and (ii) [*], the Royalty Rates on Net Sales of Prescription Licensed Products will decrease to [*] percent ([*]%) of all Net Sales of Prescription Licensed Products [*]; and

(b) commencing on the first date in which Generic Competition exists [*] and Generic Drugs achieve a market share in one Quarter of [*] percent ([*]%) or greater of the total prescriptions or unit consumption, as applicable, of Licensed Product sold [*], the royalty rates on Net Sales of Licensed Products [*] will decrease to [*] percent ([*]%) of all Net Sales of Licensed Products [*].

After the expiration of the applicable royalty term [*], Indevus shall be relieved of any royalty payment under Section 5.6 [*].

5.8	The payment of royalties set forth above shall be subject to the following conditions:

5.8.1	only one payment shall be due with respect to the same unit of Licensed Product and no multiple royalties shall be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim;

5.8.2	no royalties shall accrue on the disposition of Licensed Product as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies) or for clinical trials (provided that such level of sampling is generally consistent with industry standards for the Licensed Product indication); and

5.8.3	SLI shall be responsible for payment of, shall pay and shall indemnify Indevus or any Indevus Affiliate against any liability or claim for, any royalties or other payments, obligations or amounts owed by SLI to, or assessed against Indevus or any Indevus Affiliate by, any Third Party in connection with the use of any SLI Intellectual Property.

5.9 Third Party Licenses. If Indevus would be prevented from developing, making, having made, using, selling or importing Licensed Product [*] on the grounds that by doing so Indevus would infringe a Dominating Patent or other patent rights held by a Third Party [*], any royalties or other payments paid to such Third Party by Indevus [*] shall be creditable against the royalty or other payments payable to SLI by Indevus [*] in the same manner as set forth in Section 9.3.5.

*CONFIDENTIAL TREATMENT REQUESTED

5.10 If Indevus supplies a Licensed Product to any customer as part of a package of products or services then the Net Sales of the Licensed Product shall be whichever is the higher of 5.10.1 or 5.10.2 below:

5.10.1	the fair market value of such Licensed Product when sold by itself; or

5.10.2	the proportion of the selling price of such package which is reasonably attributable to such Licensed Product.

5.10.3	For the purposes of this Section 5.10, fair market value shall mean the value of Licensed Product sold to similar customers [*] with similar pricing and reimbursement structures and for similar quantities. Any dispute as to the determination of fair market value that cannot be resolved through discussion between the Parties shall be referred to an expert in the pharmaceutical industry, knowledgeable in customary terms for such transactions and jointly chosen by the Parties, for resolution. In the absence of fraud or bad faith, the industry expert’s determination will be binding.

6.	Payment Terms

6.1	All sums due under this Agreement to SLI shall be paid as follows:

6.1.1	[*];

6.1.2	Payments shall be made in full without deduction of income or other taxes, charges and/or duties (except to the extent that payments made pursuant to Section 5 or the determination of Net Sales incorporate such deductions or except as otherwise provided by this Agreement) that may be imposed, except insofar as Indevus is required to withhold or deduct the same to comply with relevant laws.

6.2	Tax Withholding.

If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth under this Agreement, SLI shall provide Indevus with applicable forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to [*] or any successor forms) and Indevus or any Indevus Affiliate shall make such withholding payments as required and subtract such withholding payments from the payments due SLI as set forth in this Agreement. Indevus will use commercially reasonable efforts consistent with its usual business practices and cooperate with SLI to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future applicable taxation treaties or agreements [*].

*CONFIDENTIAL TREATMENT REQUESTED

6.3	Exchange Controls.

Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the payments required hereunder [*], payment shall be made through such lawful means or methods as Indevus may determine. When [*] the law or regulations prohibit both the transmittal and deposit of royalties on sales [*], royalty payments shall be suspended for as long as such prohibition is in effect, and promptly after such prohibition ceases to be in effect, all royalties that Indevus would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable, less any transactional costs. If the royalty rate specified in this Agreement should exceed the permissible rate established [*], the royalty rate for sales [*] shall be adjusted to the highest legally permissible or government-approved rate.

7.	Records and Reports

7.1	Maintenance of Records.

7.1.1	During the Term of this Agreement, Indevus or any Indevus Affiliate shall keep at its normal place of business detailed and accurate records and books of account showing Net Sales of the Licensed Products sufficient to ascertain the royalties payable under this Agreement.

7.1.2	Upon no less than ten Business Days’ written notice from SLI, Indevus or any Indevus Affiliate shall make such records and books available for inspection at all reasonable times during business hours not more than once in any calendar year to an independent certified public accounting firm appointed by SLI and approved by Indevus (such approval not to be unreasonably withheld or delayed) for the purpose of verifying the accuracy of any statement or report given by Indevus to SLI and/or the amount of royalties due. Upon the expiration of [*] ([*]) months following the end of any Royalty Year the calculation of royalties payable with respect to such Royalty Year shall be binding and conclusive upon SLI, and Indevus shall be released from any liability or accountability with respect to royalties for such Royalty Year.

7.1.3	The accounting firm appointed under Section 7.1.2 above shall maintain all such information and materials in strict confidence and shall disclose to SLI only whether the royalty reports are correct or incorrect and, if not correct, the specific details concerning any discrepancies, save where SLI has recording and reporting obligations with taxation authorities relating to the subject matter of this Agreement in which case SLI shall use reasonable endeavors to procure that such Third Parties maintain such information and materials in strict confidence, including requiring any such Third Party to enter into a confidentiality agreement in form and substance acceptable to Indevus. SLI will inform Indevus prior to disclosure if any of such information and materials will be shared with Third Parties.

*CONFIDENTIAL TREATMENT REQUESTED

7.1.4	If such accounting firm concludes that additional royalties were owed during such Royalty Year, Indevus shall pay the additional royalties within forty-five (45) days of the date SLI delivers to Indevus such accounting firm’s written report so concluding; provided however, that, in the event that Indevus shall not be in agreement with the conclusion of such report (a) Indevus shall not be required to pay such additional royalties and (b) such matter shall be resolved pursuant to the provisions of Section 17.11 herein. In the event such accounting firm or, if the matter is resolved in accordance with Section 17.11 herein, any arbitration award concludes that amounts were overpaid by Indevus during such period, SLI shall repay Indevus the amount of such overpayment within forty-five (45) days of the date of delivery of such accounting firm’s written report or the arbitration award so concluding. SLI shall be solely responsible for the costs of the independent accounting firm in making such inspections unless there is an inaccuracy greater than the greater of (i) [*] percent ([*]%) or (ii) $[*] in favor of SLI of royalties due on any royalty statement, in which event Indevus shall forthwith pay to SLI the reasonable costs of the independent accounting firm in making the relevant inspections.

7.2	Royalty Statements and Payments.

Within	ninety (90) days after the close of each Quarter, Indevus shall send to SLI a statement:

7.2.1	setting out the Net Sales (in United States dollars) of Licensed Product sold during the Quarter to which the royalty payment relates; and

7.2.2	showing the calculation of the royalties payable pursuant to Section 5. Royalties shown to have accrued by each royalty report, if any, shall be due and payable on the date such report is due.

8.	Launch and Marketing Efforts

8.1	Reasonable Commercial Efforts.

Indevus shall use reasonable commercial efforts consistent with normal business practices to develop and commercialize Licensed Product. Where in this Section 8 Indevus is required to use reasonable commercial efforts consistent with normal business practices, such level of effort will be consistent with the level of effort used by Indevus in connection with other products of Indevus of similar importance which Indevus intends to launch and sell in the Territory, or in the absence of any such similar product then such effort shall be assessed by reference to good business practice in the light of all the circumstances then in effect.

8.2	Development, Launch and Marketing Efforts.

(a)	Indevus shall use reasonable commercial efforts consistent with normal business practices to meet the deadlines described in this Section 8.2 or other substantially

*CONFIDENTIAL TREATMENT REQUESTED

similar developmental and marketing milestones and deadlines which may be agreed between the Parties:

8.2.1 to submit an application for Product Approval for the Prescription Licensed Product within [*] after the Effective Date; provided, however, that such date (i) shall be extended for additional one (1) year periods if at such date (or any extended date), SLI reasonably determines in good faith that Indevus or any Indevus Affiliate or Sublicensee is engaged in good faith efforts to develop Licensed Product, including but not limited to clinical testing of Licensed Product; and

8.2.2 to launch a Prescription Licensed Product in the United States within six (6) monthsafter obtaining Product Approval in the United States;

(b)	Notwithstanding the provisions of Section 8.2 (a), SLI shall not have the right to terminate this Agreement under Section 13 in the event Indevus’ failure to fulfill its obligations under Section 8.2.1 or 8.2.2 is due to any of the following circumstances:

(i)	Unavailability of drug supplies needed to conduct the applicable clinical trial, including, without limitation, as a result of failure of stability or lack of a satisfactory formulation;

(ii)	An inability to conduct the applicable clinical trial due to action on the part of the FDA [*], including, without limitation, the placement of a clinical hold on such clinical trial;

(iii)	The conduct of such clinical trial would violate any applicable laws, rules or regulations;

(iv)	A good faith determination on the part of Indevus that the Licensed Product which is intended to be studied in the applicable clinical trial is not safe or efficacious in its then current formulation or dosage form or dose level, provided Indevus or any Indevus Affiliate is engaged in good faith efforts to pursue development of a Licensed Product; or

(v)	Any circumstances described in Section 16.1.

(c)	Notwithstanding the provisions of Section 8.2 (a), if the provisions of Section 8.2 (b) are not applicable, SLI shall nonetheless not have the right to terminate this Agreement under Section 13 in the event Indevus fails to fulfill its obligations under Section 8.2.1 (after giving effect to any then applicable extension periods provided for in Section 8.2.1) or 8.2.2 until expiration of the applicable additional extension period set forth below, in the event that Indevus:

(i)	pays SLI [*] dollars ($[*]) to extend by [*] ([*]) years the expiration date of the then applicable period; or

(ii)	pays SLI [*] dollars ($[*]) to extend by [*] ([*]) years the expiration date of the then applicable period.

*CONFIDENTIAL TREATMENT REQUESTED

8.3	Indevus shall promptly inform SLI of the date of First Commercial Sale of the Licensed Product within [*] the Territory.

8.4	Upon completion of the Development Plan and SLI’s performance of its obligations hereunder, Indevus shall inform SLI of any proposed changes to the formulation or manufacturing process of the Licensed Product and shall consult with SLI concerning the impacts of the proposed change.

8.5	The entire right and title in all trademarks used by Indevus, its Affiliates and, if applicable, its Sub-licensees [*] in connection with Licensed Products shall be owned solely by Indevus.

9. Patents

9.1	Indevus agrees that it shall not obtain any right, title or interest in or to the Licensed Patents other than as granted to it under this Agreement

9.2	SLI shall have the first right to prepare, prosecute and maintain Licensed Patents and shall be responsible for the payment of and shall pay all patent prosecution and maintenance costs for [*]. If Indevus or any Indevus Affiliate wishes SLI to pursue patent rights [*], Indevus or any Indevus Affiliate will reimburse SLI for all costs incurred in relation thereto, including legal fees. SLI shall use reasonable commercial efforts to prosecute any patent applications within the Licensed Patents, to obtain patents thereon and to maintain any such Licensed Patents. SLI shall keep Indevus fully informed of all matters relating to the filing, prosecution and maintenance of the Development Patents including providing Indevus on a timely basis with copies of substantive communications, search reports and Third Party observations submitted to or received from patent offices throughout the Territory, and any proposed amendments or actions in response thereto, and shall give Indevus the opportunity to review and provide substantive comment on any of the foregoing.

If SLI elects not to file, prosecute or maintain a patent application or patent included in the Licensed Patents [*], or to abandon any rights in any Licensed Patents it shall provide Indevus with at least ninety (90) days’ prior written notice and, in such case, shall permit Indevus, at its sole discretion, to continue prosecution or maintenance at its own expense. If Indevus elects to continue prosecution or maintenance, SLI shall execute such documents and perform such acts at SLI’s expense as may be reasonably necessary for Indevus to perform such prosecution or maintenance. Without limiting the generality of the foregoing, in no event shall such notice of abandonment be given less than 90 days prior to any applicable publication date, date of public use or sale, statutory bar date or final due date. Following receipt of such notice involving a pending patent application or issued patent, upon request of Indevus, SLI shall assign to Indevus such pending patent application or issued patent that is proposed to be abandoned or otherwise caused or allowed to be forfeited, for no further consideration. Thereafter, Indevus’ royalty obligations (if any) related to such patent [*] shall terminate and such issued patent or pending patent application [*] shall no longer be deemed a Licensed Patent.

*CONFIDENTIAL TREATMENT REQUESTED

9.3	Infringement of Third Party Rights.

9.3.1	If the manufacture, use or sale of Licensed Product constitutes an infringement, or may reasonably be deemed to constitute an infringement, of the rights of a Third Party [*] in the Territory (the “Infringed Third Party”), each Party shall, as soon as it becomes aware of such potential infringement, notify the other Party thereof in writing.

9.3.2	The Parties shall after receipt of a notice referred to in Section 9.3.1 above, discuss the situation and to the extent necessary attempt to agree on a course of action. Such course of action may include (i) obtaining an appropriate license from the Infringed Third Party; (ii) contesting any claim or proceedings brought by the Infringed Third Party or (iii) bringing a declaratory judgment action against such Infringed Third Party.

9.3.3	If within fourteen (14) days the Parties fail to agree upon an appropriate course of action, (i) SLI may decide upon the course of action with respect to any action which relates or would relate predominantly to any of SLI’s formulation and/or drug delivery technologies (an “SLI Action”), and (ii) Indevus shall decide upon the course of action with respect to any action which relates or would relate predominantly to Compound, Licensed Product or to any of Indevus’ other proprietary technologies (an “Indevus Action”). All these decisions shall be made in the interest of further development and/or commercialization of the Licensed Product, including the negotiation of an appropriate license from such Infringed Third Party, but in no event may either Party obligate the other Party (the “Affected Party”) to pay any royalty or undertake any action, or restrict the Affected Party from taking any action permitted to it under this Agreement. Each Party shall keep the other Party fully informed as to progress of such negotiations or the defense of any suit or claim.

9.3.4	In the event that SLI fails or refuses to negotiate a license from any Infringed Third Party relating to an SLI Action, or SLI fails to defend any SLI Action then Indevus may defend such action and/or (subject to the prior written consent of SLI such consent not to be unreasonably withheld or delayed) negotiate a license with such Infringed Third Party. Indevus or any Indevus Affiliate may also negotiate such a license from any Infringed Third Party, in its reasonable discretion, in connection with any Indevus Action. In either such event, Indevus shall keep SLI fully informed of such negotiations.

9.3.5	Subject to the last sentence of this Section 9.3.5, if Indevus or any Indevus Affiliate is required to pay damages as a result of any such action or enters into a license with such Infringed Third Party, then such damages or license fees or other payments or royalties actually paid to such Third Party by Indevus for sale of Licensed Product [*] (“Third Party Payments”) shall be creditable against the royalty payments due SLI with respect to the sale of Licensed Product by Indevus or any Indevus Affiliate [*] as follows: (i) if the Infringed Third Party has rights to a patent that had issued or for

*CONFIDENTIAL TREATMENT REQUESTED

which an application had been published prior to the Effective Date, then [*] of such Third Party Payments shall be creditable; (ii) if the Infringed Third Party has rights to a patent that had not issued and for which an application had not been published prior to the Effective Date, then [*] of such Third Party Payments shall be creditable, provided, however, that in no event shall any amounts creditable in any Quarter under this Section 9.3.5 exceed [*] of applicable royalty payments due SLI on Net Sales for such Quarter. The foregoing provisions of this Section 9.3.5 shall not apply if it is determined that the infringement is of claims contained in the patent rights held by the Infringed Third Party covering an aspect of Licensed Product that is not encompassed in the SLI Intellectual Property, the SLI Technology or the activities conducted by SLI with respect to the application of the SLI Technology to Licensed Product under a Development Plan.

9.3.6	If Indevus decides to defend a suit or claim referred to in Section 9.3.4 above relating to an SLI Action, where SLI has chosen not to do so or has failed to negotiate a license then Indevus shall have the right to apply each Quarter’s royalties otherwise payable to SLI under Section 5.6 on Net Sales [*] in which the Infringed Third Party claims to have rights against its reasonable legal and experts’ fees and expenses in defending such suit or claim relating to an SLI Action.

9.4	Infringement of Licensed Patents

In the event that either Party becomes aware of any infringement or suspected infringement of any Licensed Patent by a Third Party relating to any product that includes Compound and competes or could compete with a Licensed Product [*] where SLI is maintaining and prosecuting Licensed Patents, then it shall promptly give notice to the other in writing and:

9.4.1	SLI and Indevus shall consult to decide what steps shall be taken to prevent or terminate such infringement and the proportions in which they shall share the cost thereof and any damages and other sums which may be awarded in their favor or against them;

9.4.2	failing agreement between SLI and Indevus, then the following shall apply:

(a)	if the Licensed Patent is a Development Patent that contains one or more claims specifically directed only to formulations of Compound or Licensed Product, including but not limited to compositions containing same, methods of making same,or methods of using same, then Indevus shall have the first right, but not the obligation, to commence any form of action or take any such preliminary steps, as are necessary to terminate or prevent such infringement, including instituting an infringement proceeding, and Indevus shall provide SLI with notice of any such action it commences and appraise SLI of any significant developments in the proceedings. In such event, SLI shall reasonably cooperate with Indevus, including the joining of suit if necessary or desirable and executing all documents necessary for Indevus to prosecute, defend and maintain such action. In the event that Indevus has not commenced any form of action or taken preliminary steps to terminate or prevent

*CONFIDENTIAL TREATMENT REQUESTED

such infringement, including instituting an infringement proceeding, within 60 days after having become aware of such potential infringement, then SLI may at its reasonable discretion take such action that is reasonably necessary and appropriate to terminate or prevent such infringement, including instituting an infringement proceeding; and

(b)	if the Licensed Patent is not a Development Patent that contains one or more claims specifically directed only to formulations of Compound or Licensed Product, including but not limited to compositions containing same, methods of making same, or methods of using same, then SLI shall have the first right, but not the obligation, to commence any form of action or take any such preliminary steps, as are necessary to terminate or prevent such infringement, including instituting an infringement proceeding, and SLI shall provide Indevus with notice of any such action it commences and appraise Indevus of any significant developments in the proceedings. In such event, Indevus shall reasonably cooperate with SLI, including the joining of suit if necessary or desirable and executing all documents necessary for SLI to prosecute, defend and maintain such action. In the event that SLI has not commenced any form of action or taken preliminary steps to terminate o.r prevent such infringement, including instituting an infringement proceeding, within 60 days after having become aware of such potential infringement, then Indevus may at its reasonable discretion take such action that is reasonably necessary and appropriate to terminate or prevent such infringement, including instituting an infringement proceeding.

9.4.3	The Party controlling the action may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the written consent of the non-controlling Party, which will not be unreasonably withheld. Notwithstanding the foregoing, SLI and Indevus shall cooperate with each other in the planning and execution of any action to enforce the Licensed Patents. Any recovery obtained by SLI or Indevus (whether by settlement or otherwise) shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including attorneys’ fees) incurred in connection with the action;;

(ii) the other Party then shall, to the extent possible, recover its costs and expenses (including attorneys’ fees) incurred in connection with the action;

(iii) if SLI initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by SLI; and

(iv) if Indevus initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by Indevus, except that SLI shall receive a portion equivalent to the royalties it would have received under this Agreement if such remaining recovery amount were deemed Net Sales.

10.	Indemnification and Insurance

10.1.	General. For purposes of this Section 10 “Indemnified Parties” refers to Indevus, its Affiliates and the officers, directors, employees, successors and assigns and agents of Indevus and its Affiliates when SLI is the indemnitor, and “Indemnified Parties” refers to SLI, its Affiliates and officers, directors, employees, successors and assigns and agents of SLI and its Affiliates when Indevus is the indemnitor.

10.1.1	SLI Indemnity. SLI shall indemnify and hold harmless the Indevus Indemnified Parties and each of them from any and all claims, liabilities, demands, actions, proceedings, judgments and costs (including reasonable attorneys’ fees) of any and all types by any person or entity relating to, based upon or arising out of any suit, action, legal proceeding, claim or demand of whatever kind or character based upon or arising out of (i) the activities relating to Licensed Product which SLI is responsible for under the Development Plan and/or which are undertaken by SLI,or (ii) the material breach by SLI of this Agreement, except if such liability is determined to have resulted from the gross negligence or willful misconduct of Indevus or any other Indevus Indemnified Party or the material breach of this Agreement by Indevus.

10.1.2	Indevus Indemnity. Indevus shall indemnify and hold harmless the SLI Indemnified Parties and each of them from any and all claims, liabilities, demands, actions, proceedings, judgments and costs (including reasonable attorneys’ fees) of any and all types by any person or entity relating to, based upon or arising out of (i) Indevus’ activities in the research, development, testing, manufacture, sale or use of Compound or Licensed Product or (ii) the material breach by Indevus of this Agreement, except if such liability is determined to have resulted from the gross negligence or willful misconduct of SLI or any other SLI Indemnified Party or the material breach of this Agreement by SLI.

10.2.	Cooperation of the Parties. In the event that any Indemnified Party intends to claim indemnification under this Section 10 they shall promptly notify the Indemnifying Party in writing of any claim, suit, proceeding, demand or assessment for which it intends to seek such indemnification. Neither Party shall be liable for any costs resulting from any settlement made by a Party prior to using its reasonable efforts to obtain the consent of the other Party to such settlement.

10.3	Insurance.

Indevus and SLI each shall maintain product liability insurance with respect to development, manufacture and sales of Licensed Product in such amount as Indevus or SLI, respectively, customarily maintains with respect to its other products and which is reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities at the respective place of business of each Party but in any event at least $US10 million per occurrence or series of occurrences.

10.4	IN NO EVENT SHALL EITHER SLI OR INDEVUS OR THEIR RESPECTIVE AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF PROFITS, PRODUCTION, USE OR SALES) BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY ARISING OUT OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY’S LIABILITY TO ANY PERSON FOR DEATH OR PERSONAL INJURY CAUSED BY ITS NEGLIGENCE.

11.	Confidentiality

11.1	SLI and Indevus shall keep, and shall use commercially reasonable efforts to, including the obtaining of signed confidentiality agreements, procure that their respective Affiliates, employees, directors, officers, consultants and contractors (including those of any Affiliate) shall keep confidential all Proprietary Information supplied by the other (or its Affiliates) during this Agreement. The foregoing non-disclosure and obligations shall not apply to the extent that such Proprietary Information:

11.1.1	information which at the time of disclosure by one Party to the other is in the public domain or otherwise publicly known;

11.1.2	information which after disclosure by one Party to the other becomes part of the public domain or otherwise publicly known by publication except by breach of this Agreement by the receiving Party;

11.1.3	information which the receiving Party can establish by competent proof was already in its possession at the time of its receipt and was not acquired directly or indirectly from the other Party;

11.1.4	information received from Third Parties who were lawfully entitled to disclose such information; or

11.1.5	is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

11.2	Any Proprietary Information received from the other Party shall not be disclosed or used for any purpose other than as provided or anticipated under this Agreement without the written consent of the Party that disclosed the Proprietary Information to the other Party.

11.3	The obligations contained in this Section 11 shall continue for the duration of this Agreement and for a period of seven (7) years after the Term of this Agreement.

11.4	Permitted Disclosure of Proprietary Information.

Notwithstanding the foregoing, a Party receiving Proprietary Information of the other Party may disclose such Proprietary Information:

11.4.1	to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

11.4.2	by each of Indevus and SLI to its respective agents, consultants, Affiliates, potential commercial partners of Indevus and/or other Third Parties (collectively, “Permitted Recipients”) for the research and development, manufacturing and/or marketing of Compound and/or Licensed Product (or for such Permitted Recipients to determine their interests in performing such activities) on the condition that such Permitted Recipients agree to be bound by the confidentiality obligations consistent with this Agreement; or

11.4.3	if required to be disclosed by law or court order, provided that notice is promptly delivered to the Party which owns such Proprietary Information in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, that without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business, provided, further, that to the maximum extent allowable by SEC rules and regulations, the Parties shall be obligated to maintain the confidentiality obligations set forth herein and shall use commercially reasonable efforts to redact any confidential information set forth in such filings.

12.	Duration

This Agreement and the licenses granted under Section 2 shall come into force on the Effective Date of this Agreement and unless terminated earlier in accordance with the provisions of this Agreement, this Agreement shall expire upon the expiration of the royalty obligations under this Agreement. Expiration of this Agreement under this provision shall not preclude Indevus from continuing to make, have made, sell, offer for sale, and import Licensed Product in the Territory without further remuneration to SLI.

13.	Termination

13.1	Termination for Cause.

13.1.1	Either Party may terminate this Agreement upon written notice given at any time if the other Party is in material breach of its obligations under this Agreement by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Section 15 and if, in the case of a material breach capable of remedy within 90 days, the material breach has not been remedied within 90 days of the receipt of notice specifying the material breach and the remedy required.

13.1.2	Either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or upon the rejection of this Agreement by either Party under section 365 of 11 U.S.C. §101 et seq. (the “Bankruptcy Code”); provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

13.2	Licensee Rights Not Affected.

13.2.1	All rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Indevus and SLI shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code.

13.2.2	The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against SLI under the Bankruptcy Code, Indevus shall be entitled to all applicable rights under Section 365 (including 365(n)) of the Bankruptcy Code. Upon rejection of this Agreement by SLI or a trustee in bankruptcy for SLI, pursuant to Section 365(n), Indevus may elect (i) to treat this Agreement as terminated by such rejection or (ii) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual propery) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by Indevus. Upon written request to the trustee in bankruptcy or SLI, the trustee or SLI, as applicable, shall (i) provide to Indevus any intellectual property (including such embodiment) held by the trustee or SLI and shall provide to Indevus a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property and (ii) not interfere with the rights of Indevus to such intellectual property as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such intellectual property (or such embodiment or duplicates thereof) from a third party.

13.3	Failure to Demonstrate Viability.

Indevus shall have the right to terminate this Agreement, upon sixty (60) days’ written notice to SLI in the event that Indevus, after making a reasonable evaluation of data generated during the development of the Licensed Product, determines that the SLI Intellectual Property is not a viable option for the development of a Licensed Product which meets Indevus’ criteria for acceptability.

13.4	Non-Payment.

Without prejudice to Section 13.1, SLI may terminate this Agreement in the event that Indevus fails to pay any royalties, development or milestone payments due under Section 5 of this Agreement within 45 days of receiving written notice from SLI of failure to make payment when due, provided however, that, in the event that Indevus shall not be in agreement with such notice and provides a notice to SLI stating that Indevus disputes such payment and provides SLI with an explanation of the reasons for such disagreement or dispute, SLI shall not have the right to terminate this Agreement until such matter shall be resolved pursuant to the provisions of Section 17.11 below.

13.5	Discontinuation of Sales.

If Indevus or any sub-licensee after having launched a Licensed Product [*] in the Territory discontinues sale of the Licensed Product [*] for a period of six months or more for reasons unrelated to Force Majeure (as defined in Section 16), regulatory or safety issues and subsequently fails to resume sales of any Licensed Product [*] within 60 days of having been notified in writing of such failure by SLI, then SLI may terminate the license granted to Indevus under Section 2.1 of this Agreement solely with respect [*] forthwith by giving notice in writing to Indevus. For the purpose of this Section 13.5 sales of minimal, commercially insignificant quantities of Licensed Product [*] shall be deemed to constitute a discontinuation of sales [*].

14.	Consequences Of Termination

14.1	Effect on License.

Except as otherwise set forth in this Agreement, on termination of this Agreement the rights and obligations under this Agreement, shall terminate automatically. Indevus shall be entitled to continue to sell stocks of the Licensed Product in the Territory in existence on the date of termination as described in this Section 14.1 six (6) months following the date of termination provided that Indevus pays to SLI the royalties due in respect of Net Sales thereon in accordance with the provisions of this Agreement.

14.2.	Survival of Continuing Provisions.

In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the following provisions of this Agreement shall continue in full force and effect after the Term of this Agreement: Sections: 1, 4.5, 10, 11, 14, and 17 and any obligation to make accrued but unpaid payments then due hereunder. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

14.3	Return and Permitted Uses of Know-How and Other Data Upon Termination.

14.3.1	Upon termination of the Agreement by SLI pursuant to Section 13.1.1, 13.4 or 13.5, Indevus shall return to SLI all SLI Know-How (and all materials containing the SLI Know-How) in its possession (or in the possession of its Affiliates) except such

*CONFIDENTIAL TREATMENT REQUESTED

records as may be required by any federal, state [*]. Upon termination of the Agreement by Indevus pursuant to Section 13.1.1, SLI shall return to Indevus any Indevus Know-How (and all materials containing the Indevus Know-How) in its possession and transfer to Indevus all SLI Know-How in its possession (or in the possession of its Affiliates or third party manufacturers or sub-licensees), except such records as may be required by any federal, state or foreign regulatory agency, generated or used in the course of development of Licensed Product which is necessary or useful to Indevus’ development or commercialization of Licensed Product.

14.3.2	Notwithstanding any other provision of this Agreement, upon termination of this Agreement by SLI pursuant to Section 13.1.1, 13.4 or 13.5, Indevus shall not use the Non-Clinical Development Data, Development Patents or Licensed Products in any manner provided, however, that the foregoing shall not apply to Indevus Know-How or Clinical Development Data.

14.4	Rights prior to Termination.

The termination or expiry of this Agreement or the assignment or transfer of the rights or the obligations under this Agreement by either Party shall not prejudice any right or remedy available to either Party arising out of this Agreement which has accrued prior to the date of such termination or expiry (as the case may be).

15.	Representations and Warranties.

15.1	SLI represents and warrants to Indevus that as at the Effective Date:

(a) (i) there are no outstanding written or oral agreements binding on SLI or its assets that are inconsistent with this Agreement; (ii) SLI owns the entire right, title and interest in the SLI Technology and the SLI Intellectual Property, has not assigned, transferred or conveyed in the Field or otherwise encumbered SLI’s rights, title and interest to the SLI Technology or the SLI Intellectual Property; and has the rights and authority to grant all of the rights, title and interest in the licenses granted hereunder; (iii) there are no judgments or settlements against or owed by SLI relating to the SLI Intellectual Property or the SLI Technology that would adversely affect the license granted to Indevus by this Agreement; (iv) SLI has full corporate authority and approval to enter into this Agreement and grant the licenses provided herein and all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained; and (v) this Agreement has been duly executed and delivered by SLI and constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms.

(b) To the best of its knowledge, (i) the Licensed Patents are subsisting and presumed to be valid and enforceable; (ii) no Third Party has any license, claim or other right or interest in or to the SLI Intellectual Property in the Field; (iii) the use of the SLI Technology as contemplated by this Agreement does not infringe any issued patents or would not infringe any published applications, if patents issue therefrom that are materially the same as such applications, owned or possessed by any Third Party, and SLI has not received or otherwise gained notice of

*CONFIDENTIAL TREATMENT REQUESTED

infringement of any Third Party patents; and (iv) there are no claims against SLI relating to the SLI Intellectual Property or the SLI Technology that would adversely affect the license granted to Indevus by this Agreement.

(c) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by SLI of this Agreement or the consummation by SLI of the transactions contemplated hereby;

(d) SLI has not entered into any agreement with any Third Party that could prevent Indevus from exploiting, or that grants rights or is otherwise in conflict with, the rights granted to Indevus pursuant to this Agreement;

(e) SLI has made available to Indevus all information requested by Indevus of which SLI is aware that is reasonably believed by SLI to be related to the SLI Intellectual Property in the Field and the activities contemplated under this Agreement, with the exception of the quantitative and qualitative information about the composition of the Formulation Candidate, which will be provided to Indevus after the Effective Date;

(f) Schedule 3 is a complete and accurate list of all Patents and patent applications in the Territory relating to the SLI Technology; and

(g) no contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining Product Approvals have been debarred; for this purpose individuals or entities shall have the meaning set forth in 21 U.S.C. section 335(a) or (b).

15.2	Indevus represents and warrants to SLI that as of the Effective Date:

(a) this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms;

(b) it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

(c) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby; and

(d) to the best of its knowledge, (i) the development and use of Compound as contemplated by this Agreement does not infringe any Third Party issued patents or would not infringe any published applications, if patents issue therefrom that are materially the same as such applications, and as to the contemplated development and use of Compound, Indevus has not received or otherwise gained notice of any such infringement; (ii) it is not aware of any rights covering Compound that are not held or controlled by it that are required for the performance of its obligations under this Agreement; and (iii) there are no claims against Indevus relating to Compound or Indevus Know How that would preclude Indevus’ performance of its obligations under this Agreement;

(e) no contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining Product Approvals have been debarred; for this purpose individuals or entities shall have the meaning set forth in 21 U.S.C. section 335(a) or (b); and

(f) there are no judgments or settlements against or owed by Indevus relating to Compound or Indevus Know How that would preclude Indevus’ performance of its obligations under this Agreement.

15.3.	Effect of Representations and Warranties. It is understood that if the representations and warranties made by a Party under this Section 15 are not true and accurate, and the other Party incurs damages, liabilities, costs or other expenses as a result, the Party making such representations and warranties shall indemnify and hold the other Party harmless from and against any such damages, liabilities, costs or other attributable expenses incurred as a result, subject to the provisions of Section 9.3 and 9.4 with respect to those representations relating to patent rights.

16.	Force Majeure

16.1	Neither Party shall be liable to the other under this Agreement for loss or damages attributable to any act of God, earthquake, flood, fire, explosion, strike, lockout, labor dispute involving a Third Party, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority (including, without limitation, regulatory authorities) or representatives of any such government, or any other cause beyond the reasonable control of such Party. The Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder for so long as it is so disabled during, but no longer than the existence of such cause.

16.2	If such cause appears likely to continue unabated for a period of at least 90 days, both Parties will meet to discuss what, if any, modifications should be made to this Agreement as a consequence of such Force Majeure continuing beyond the 90-day period.

17.	Miscellaneous

17.1	Severability.

If any provision of this Agreement is held to be invalid or inapplicable by a court of competent jurisdiction the remaining provisions will continue in full force and the Parties will make such amendments to this Agreement by the addition or deletion of wording as appropriate to remove the invalid or unenforceable part of such provision but otherwise achieve to the maximum extent permissible, the economic, legal and commercial objectives of the original provision.

17.2	Waiver.

Failure or delay by either Party in exercising or enforcing any right or remedy under this Agreement in whole or in part shall not be deemed a waiver thereof or prevent the subsequent exercise of that or any other rights or remedy.

17.3	Interpretation.

The headings in this Agreement are for convenience only and shall not affect its interpretation. References to the singular include the plural and vice versa. References to persons include companies, partnerships and all other forms of body corporate or unincorporated and references to recitals, sections and schedules are references to Recitals, Sections or Schedules to this Agreement.

17.4	Assignment.

This Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement without such consent to an Affiliate or, in the case of Indevus, in connection with the transfer or sale of its business or all or substantially all of its assets related to Compound or Licensed Product, or in the event of a merger, consolidation, change in control or similar corporate transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

17.5	No Agency.

It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Except as expressly stated in this Agreement, neither Party shall act or describe itself as the agent of the other nor shall it make, or represent that it has authority to make, any statements, representations or commitments which shall be binding on the other Party, without the prior consent of such other Party.

17.6	Notices.

17.6.1	Any notice or other document given under this Agreement shall be in writing in the English language and shall be given by hand or sent by prepaid post or by facsimile transmission (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), to the address of the receiving Party as set out in Sections 17.6.3 and 17.6.4 below unless a different address or facsimile number has been notified to the other in writing for this purpose.

17.6.2	Each such notice or document shall:

17.6.2.1	if sent by hand, be deemed to have been given when delivered at the relevant address;

17.6.2.2	if sent by prepaid mail, be deemed to have been given 3 days after posting; and

17.6.2.3	if sent by facsimile transmission, be deemed to have been given when transmitted provided that a confirmatory copy of such facsimile transmission shall have been sent by prepaid mail within 24 hours of such transmission.

17.6.3	SLI’s address for service of notices and other documents shall be:

The Chief Executive Officer
Shire Laboratories Inc
1550 East Gude Drive
Rockville
Maryland 20850
USA
Fax No: 301 838 2501

17.6.4 Indevus’ address for service of notices and other documents shall be:

The Chief Executive Officer
Indevus Pharmaceuticals, Inc.
99 Hayden Avenue
Lexington,
Massachusetts 02421
USA
Fax No: 781.862.3859

17.7	Entire Agreement.

17.7.1	This Agreement, including the schedules hereto, shall constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersede all prior oral or written agreements, understandings or arrangements between them relating to such subject, save for the confidentiality agreement dated January 11, 2002, as amended on February 12, 2003, between Indevus and SLI which shall remain in full force and effect.

17.7.2	The Parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty, representation or term which is not set out in this Agreement.

17.7.3	No change or addition may be made to this Agreement except in writing signed by the duly authorized representatives of both Parties.

17.7.4	Except as otherwise set forth in this Agreement, the Parties irrevocably and unconditionally waive any rights and/or remedies they may have (including without limitation the right to claim damages and/or to rescind this Agreement) in respect of any misrepresentation other than a misrepresentation which is contained in this Agreement.

17.7.5	Nothing in this Section 17.7 shall operate to:

17.7.5.1	exclude any provision implied into this Agreement by law and which may not be excluded by law; or

17.7.5.2	limit or exclude any liability, right or remedy to a greater extent than is permissible under law.

17.8	Compliance with Local Requirements.

If in any jurisdiction the effect of any provision(s) of this Agreement or the absence from this Agreement of any provision(s) would be to prejudice the Licensed Patents or any remedy under the Licensed Patents, the Parties will make such amendments to this Agreement and execute such further agreements and documents limited to that part of the Territory which falls under such jurisdiction as may be necessary to remove such prejudicial effects.

17.9	Publicity.

17.9.1 Scientific Publications. During the term of this Agreement, SLI acknowledges Indevus’ interest in publishing results related to Licensed Product (the “Indevus Area”) and Indevus acknowledges SLI’s interest in publishing results related to the SLI Technology, except to the extent it includes or relates to Licensed Product (the “SLI Area”), to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. However, SLI shall not submit for written or oral publication any manuscript, abstract or the like which includes any data or know-how that relates to Licensed Product, without obtaining the prior written consent of Indevus and Indevus shall not submit for written or oral publication any manuscript, abstract or the like which includes any data or know how relating to the SLI Technology, without obtaining the prior written consent of SLI. Subject to the foregoing, either Party, its employees or consultants wishing to make a publication in its respective Area shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. The other Party shall have the right (a) to propose modifications to the publication for scientific reason, patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the other Party requests a delay, the publishing Party shall delay submission or presentation for a period of thirty (30) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with the terms of this Agreement. Upon expiration of such thirty (30) days, the publishing Party shall be free to proceed with the publication or presentation.

17.9.2 Other Publicity. In the absence of specific agreement between the Parties, neither Party shall originate any publicity, news release or public announcement, written or oral, whether to the public or press, relating to the terms of this Agreement save only such announcements as are required by law to be made provided, however, it is understood that Indevus or its Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by SEC, may file this Agreement as an exhibit to any filing with the SEC and may distribute or make any such filing in the ordinary course of its business. Any such announcements shall be factual and as brief as possible. If a Party decides to make an announcement required by law, it will give the other Party reasonably sufficient time prior to public release, of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement, provided, however that such right of review shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed.

17.10	Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law provisions of the State of Delaware or any other jurisdiction.

17.11	Disputes.

(a) The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer in the case of Indevus and the President and Chief Executive Officer in the case of SLI (“the Officers”). The Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If the Officers are unable to settle the Dispute between themselves within twenty (20) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following subsection (b).

(b) Upon the Parties receiving the Officers’ report that the Dispute referred to them pursuant to subsection (a) has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the rules of the American Arbitration Association (“AAA”). The place of the mediation shall be New York, New York, United States and the language of the mediation shall be English. If the Parties have not reached a settlement within twenty (20) Business Days of the date of the notice of mediation, the Dispute shall be referred to arbitration pursuant to subsection (c) below.

(c) If after the procedures set forth in subsections (a) and (b) above, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the AAA Arbitration Rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators having experience in the pharmaceutical industry: one arbitrator shall be appointed by each of SLI and Indevus and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two-Party appointed arbitrators. Any such arbitration shall be held in New York, New York, U.S.A. and the language of the arbitration shall be English.

The tribunal shall issue its award within forty-five (45) days after the date on which the arbitration proceedings have closed. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the AAA.

(d) Any mediation or arbitration proceeding entered into pursuant to this Section 17 shall be conducted in the English language. Subject to the foregoing, for purposes of this Agreement, each Party consents, for itself and its Affiliates, to the jurisdiction of the courts of the State of New York, county of New York and the U.S. District Court for the Southern District of New York.

17.12	Excused Performance.

The obligations of either Party under this Agreement are expressly conditioned upon the continuing absence of any serious adverse condition or event relating to the safety or efficacy of Compound or Licensed Product including the absence of any action by any regulatory authority limiting the development or commercialization of Compound or Licensed Product.

17.13	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this page intentionally left blank]

In witness whereof, the duly authorized representatives of the Parties have executed this Agreement the day and year first above written.

SHIRE LABORATORIES, INC.

By:	/s/ Jack Khattar
Name:	Jack Khattar
Title:	Chief Executive Officer

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper
Name:	Glenn L. Cooper, M.D.
Title:	President and Chief Executive Officer

Schedule 1

Development Plan

Development of Controlled Release Trospium for Evaluation in a Human Pilot Biostudy Using [*]

1.	Development Plan

Step 1a—Technology Feasibility:

Responsibility: Shire

[*]

Status:    Work completed under Feasibility Agreement attached as Schedule 2 herein.

Step 1a—Expansion [*] to include:

[*]

Step 1b—Feasibility [*]

Responsibility:        Shire

[*]

The aim of this step will be to [*] for the lead prototypes for which Shire and Indevus have jointly decided to evaluate in a pilot PK study.

The analytical methods will consider [*]. All the analytical procedures involved in this Step 1b will be [*] indicating where appropriate.

A key factor affecting the choice of the formulation will be its [*]. The most promising candidates will be included in a [*]. To accomplish that, samples will be stored at the following controlled conditions:

[*]°C + [*]°C/[*]%RH + [*]%

[*]°C + [*]°C/[*]%RH + [*]%

[*]°C + [*]°C/[*]%RH + [*]%

Periodic controls at the start of the program and at [*] months of storage in each condition will be carried out, with exception of [*]°C /[*]%RH where testing will only take place if the results of [*]°C/[*]% RH show significant change. The parameters to be checked will be: [*].

*CONFIDENTIAL TREATMENT REQUESTED

DELIVERABLE: As a goal before proceeding to Step 2, up to [*] total candidate formulations, from one technology, with [*] months acceptable ICH stability data will be selected with which to proceed to a human pilot pharmacokinetic study.

The estimated costs for Step 1b are $[*] (one technology).

Step 1b—Expansion [*]

[*]

Shire will discuss resultant data with Indevus to assist Indevus in determining which formulations warrant consideration in Step 2.

Step 1c – Prototype Preparation and Data Modeling for [*] Study in [*]

[*]

The estimated costs for Steps 1a, 1b and 1c Program Expansions are $[*] -$[*] (one technology).

Step 2—CTM Manufacture for Pilot PK Study

Responsibility:    Shire

[*]

DELIVERABLE: To conduct the first PK study in healthy volunteers, Step 2 of the project will provide the cGMP manufacturing of up to [*] formulation candidates arising from Step 1b and may represent [*] technology platforms.

The estimated cost for method validation for each method is $[*]—$[*].

The estimated costs for raw material testing, batch record generation, equipment set-up, batch manufacture, packaging, release and stability activities associated with the cGMP pilot prototypes requested by Indevus is $[*]—$[*] per batch. Once the technology platform(s), final formula, method of manufacture, safety requirements, and batch sizes have been determined, a formal per batch cost will be offered.

*CONFIDENTIAL TREATMENT REQUESTED

Step 3—Human Pilot Biostudy

Responsibility: Indevus

Shire has significant expertise in design of PK studies to evaluate CR dosage forms and would be willing to participate in this activity. The pilot biostudy costs are not included in this proposal. Based on the results of this study a Go/No Go decision will be made by Indevus. In case that no candidate formulation shows the desired “in-vivo” results, an option could be [*]. In that case, Indevus and Shire will agree on the conditions and terms for additional studies to be undertaken.

2.	TIMELINE AND HEADCOUNT

Step 1: per project timeline

Step 2: per project timeline

Step 3: per project timeline

3.	Cost and Payment Terms:

At this time, it is estimated that the cost for the activities outlined in this Feasibility Study will be as follows:

Step 1a:	$[*] for one technology; $[*] for two technologies
Step 1b:	$[*]-$[*] (one technology)
Steps 1a, 1b, and 1c Program Expansions:
$[*]—$[*]
Step 2:	$[*]—$[*] per batch plus $[*]—$[*] for each method validation
Step 3:	Cost is Indevus’s responsibility

Costs for all steps will be billed as [*]% of Step 1a upon signing of this Agreement and then [*]% upon start of activities in any subsequent step. The remaining [*]% of each step’s cost will be billed upon completion of each step. Payment is due thirty (30) days after invoicing.

This cost estimate is based on the information available and Shire experience with applicable formulation and analytical technologies. Indevus will pay additional costs as defined by Shire should Indevus request a change in the scope of the Feasibility Study or add iterations to any of the program’s steps.

In addition, Indevus will be charged for all out-of-pocket costs and/or expenses associated with the activities requested. Such costs and expenses shall include required raw materials as detailed above, supplies, columns, standards and chemicals unavailable from Indevus as well as shipping expense.

*CONFIDENTIAL TREATMENT REQUESTED

Schedule 2

Feasibility Agreement

February 26, 2002

Greg Lerch

Interneuron Pharmaceuticals

99 Hayden Road

Lexington, Massachusetts 02421

(781) 402-3420

Feasibility Agreement

Evaluation of Shire’s [*] Platforms for Trospium Chloride and Prototype Development for a Human Pilot Biostudy

I.	BACKGROUND:

Interneuron Pharmaceuticals (“Interneuron”) has requested that Shire Laboratories Inc (“Shire”) conduct formulation feasibility activities (“Feasibility Study”) to evaluate the application of Shire’s [*] to trospium chloride (“trospium”) as indicated for urinary incontinence. Trospium is currently under evaluation in a Phase III clinical study as a [*] mg immediate release oral dosage form drug with bid administration. Trospium is [*], has a half-life of ~[*] hours, and an oral [*] of ~[*]%. The expected daily dose is [*] mg. The focus of this Feasibility Study is to produce formulation prototypes using two of Shire’s proprietary controlled release technologies to yield dissolution profiles consistent with once per day dosing.

II.	PROGRAM OUTLINE:

The following is an outline of a three Step Feasibility Study that is designed to identify the lead technology in pursuit of a pilot human pharmacokinetic study:

[*] Feasibility Study Step 1a:

— [*]

[*] Feasibility Study Step 1a:

— [*]

*CONFIDENTIAL TREATMENT REQUESTED

Feasibility Study Step 1b:

— [*]

NOTE: Step 1b is focused on one technology platform, based on the decision made at the conclusion of Step 1a.

Step 2: (outline format only)

[*]

III.	PROGRAM SPECIFICS:

1.	PRODUCT DESCRIPTION AND ASSUMPTIONS:

Trospium [*]. A full occupational safety evaluation of trospium must be conducted prior to initiation of Feasibility Study. All costs outlined in this Agreement assume that trospium can be handled at Shire’s facility without any special handling requirements or equipment.

The target tablet size will be determined by prototype development and will focus on accommodating the required daily dose in a single unit to be administered once a day. The market image will be chosen in conjunction with Interneuron.

2.	PHARMACEUTICAL TECHNOLOGY DESCRIPTION:

Conventional pharmaceutical equipment with the exception of the [*] will be used to manufacture. Examples of acceptable equipment are fluid bed, traditional blenders, comil, single compression tablet presses, and coating pans. The exact equipment used for each formulation will be determined during the prototype development process

3.	INTERNEURON PROVISIONS:

Upon the signature of this Agreement, and before any activity starts, Interneuron will provide Shire with the following information and materials:

3.1    Analytical Issues

[*]

*CONFIDENTIAL TREATMENT REQUESTED

3.2 Materials

[*]

3.3 Pharmaceutical, Pharmacokinetic and Safety Issues

[*]

4	FEASIBILITY STUDY FOR TROSPIUM XR TABLET:

A three-step program is proposed as follows:

Step 1a-Feasibility

Responsibility: Shire

[*]

The aim of this step is to initially evaluate the feasibility of delivering trospium from Shire’s [*] technology at the laboratory scale. The goal will be to demonstrate that the technology of choice can deliver trospium to potentially yield a once per day product in a reasonably sized dosage unit. Shire will use existing assay and dissolution methods and EP and USP standards to target required criteria.

The estimated costs for Step 1a are $[*] (one technology) or $[*] (two technologies).

The estimated time to complete the activities outlined in Step 1a is [*] months.

Step 1b-Feasibility (One Technology Platform)

Responsibility: Shire

[*]

The aim of this step will be to refine the chosen technology and formulations, process and methods for the lead prototypes for which Shire and Interneuron have jointly decided to evaluate in a pilot PK study.

The analytical methods will consider the control of [*]. All the analytical procedures involved in this Step 1b will be stability indicating where appropriate.

A key factor affecting the choice of the formulation will be its [*]. The most promising candidates will be included in a preliminary accelerated stability program, where the goal will be to provide up to four total formulation candidates (or profiles) with up to three months ICH stability. To accomplish that, samples will be stored at the following controlled conditions:

*CONFIDENTIAL TREATMENT REQUESTED

[*]°C + [*]°C/[*]%RH + [*]%

[*]°C + [*]°C/[*]%RH + [*]%

[*]°C + [*]°C/[*]%RH + [*]%

Periodic controls at the start of the program and at [*] months of storage in each condition will be carried out, with exception of [*]°C /[*]%RH where testing will only take place if the results of [*]°C/[*]% RH show significant change. The parameters to be checked will be: appearance, assay, related substances, disintegration time (where appropriate), dissolution, and moisture.

DELIVERABLE: As a goal before proceeding to Step 2, up to [*] total candidate formulations, from one technology, with two to three months acceptable ICH stability data will be selected with which to proceed to a human pilot pharmacokinetic study.

The estimated costs for Step 1b are $[*]-$[*] (one technology).

The estimated time to complete the activities outlined in Step 1b is [*] months.

Step 2—CTM Manufacture for Pilot PK Study

Note:	Prior to initiation of Step 2 a License Agreement will be executed between Shire and Interneuron.

Responsibility:    Shire

[*]

DELIVERABLE: To conduct the first PK study in healthy volunteers, Step 2 of the project will provide the cGMP manufacturing of up to [*] formulation candidates arising from Step 1b and may represent one or two technology platforms.

The estimated cost for method validation for each method is $[*]—$[*].

The estimated costs for raw material testing, batch record generation, equipment set-up, batch manufacture, packaging, release and stability activities associated with the cGMP pilot prototypes requested by Interneuron is $[*]—$[*] per batch. Once the technology platform(s), final formula, method of manufacture, safety requirements, and batch sizes have been determined, a formal per batch cost will be offered.

*CONFIDENTIAL TREATMENT REQUESTED

Step 3—Human Pilot Biostudy

Responsibility: Interneuron

Shire has significant expertise in design of PK studies to evaluate CR dosage forms and would be willing to participate in this activity. The pilot biostudy costs are not included in this proposal. Based on the results of this study a Go/No Go decision will be made by Interneuron. In case that no candidate formulation shows the desired “in-vivo” results, an option could be to iterate to Step 1. In that case, Interneuron and Shire will agree on the conditions and terms for additional studies to be undertaken.

5.	TIMELINE AND HEADCOUNT

Step 1a:    [*] months

Step 1b:    [*] months

Step 2:      [*] months

Step 3:      TBD

6.	Cost and Terms:

At this time, it is estimated that the cost for the activities outlined in this Feasibility Study will be as follows:

Step 1a:    $[*] for one technology; $[*] for two technologies

Step 1b:    $[*]—$[*] (one technology)

Step 2:      $[*]—$[*] per batch plus $[*]—$[*] for each method validation

Step 3:      Cost is Interneuron’s responsibility

Costs for all steps will be billed as [*]% of Step 1a upon signing of this Agreement and then [*]% upon start of activities in any subsequent step. The remaining [*]% of each step’s cost will be billed upon completion of each step. Payment is due thirty (30) days after invoicing.

This cost estimate is based on the information available and Shire experience with applicable formulation and analytical technologies. Interneuron will pay additional costs as defined by Shire should Interneuron request a change in the scope of the Feasibility Study or add iterations to any of the program’s steps.

In addition, Interneuron will be charged for all out-of-pocket costs and/or expenses associated with the activities requested. Such costs and expenses shall include required raw materials as detailed above, supplies, columns, standards and chemicals unavailable from Interneuron as well as shipping expense.

*CONFIDENTIAL TREATMENT REQUESTED

7.	Nondisclosure:

All Confidential Information disclosed by Shire and Interneuron during the course of and arising out of this Feasibility Study will be subject to the Confidentiality Agreement between Shire and Interneuron dated January 10, 2002.

8.	Intellectual Property:

Shire shall retain and become the owner of all right, title and interest to its proprietary trade secrets, know-how, formulations and prototypes, inventions, whether patentable or not, existing prior to the date of this Agreement or developed during the course of this Feasibility Study or thereafter (“Shire Technology”). Interneuron may use the data from the Feasibility Study only for evaluating whether it should enter into a License Agreement with Shire for the product and for no other purpose whatsoever. Nothing within this document and the scope of the Feasibility Study grants Interneuron rights to Shire Technology. Interneuron agrees that it, its subsidiaries, its affiliates, and subcontractors will not use, reproduce or apply Shire Technology without a signed License Agreement with Shire.

9.	License Agreement Terms:

The parties intend to enter into a License Agreement prior to initiation of Step 2 with respect to the product formulation(s) developed by Shire hereunder, and following the execution of this Agreement shall negotiate the terms thereof in good faith. Set forth in Schedule 1 is a summary of the principal financial terms of the License Agreement, for which certain of the Shire Technology will be considered to develop product formulations. The License Agreement shall contain such other terms and conditions as may be usual and customary in such transactions and otherwise as may be mutually agreed upon by the parties.

10.	Limitations on Liability:

Notwithstanding anything contained herein, Shire shall have no liability to Interneuron or any third party arising out of or resulting from this Agreement or its performance of the Feasibility Study unless as a result of the gross negligence or willful misconduct of Shire.

In the event that Interneuron and Shire determine that the Feasibility Study is incomplete or incorrect in any material respect as the result of the gross negligence or willful misconduct of Shire, the sole obligation of Shire (and the sole remedy of Interneuron) with respect thereto shall be that Shire re-perform the Feasibility Study (or such portions thereof as may reasonably be required to be re-performed) in a reasonably diligent manner or, at the option of Shire, to refund the aggregate amount of all fees and amounts actually paid by Interneuron to Shire hereunder with respect to the incomplete portion of the Feasibility Study. The liability of Shire under this Agreement for any cause whatsoever, and regardless of the form of action (whether in contract, in tort, including negligence, or otherwise), shall be limited to general money damages (and no other relief) in an amount not to exceed the aggregate amount of all fees actually paid by Interneuron to Shire hereunder. Shire will not be liable for delay in the performance of its obligations hereunder due to causes beyond its reasonable control. UNDER NO CIRCUMSTANCES WILL SHIRE BE LIABLE TO INTERNEURON OR ANY OTHER PARTY FOR ANY LOSS OF PROFITS, ANY CLAIM

OR DEMAND AGAINST INTERNEURON BY ANY OTHER PARTY, OR SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND WHATSOEVER.

11.	Warranty:

Shire warrants and represents that the terms of this Agreement are not inconsistent with other contractual and/or legal obligations it may have. Interneuron warrants and represents that the terms of this Agreement are not inconsistent with other contractual and/or legal obligations it may have. EXCEPT AS EXPRESSLY PROVIDED ABOVE, SHIRE DISCLAIMS ALL WARRANTIES AND MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO INTERNEURON OR ANY THIRD PARTY. INTERNEURON ACKNOWLEDGES AND AGREES THAT THE FEASIBILITY STUDY IS EXPERIMENTAL IN NATURE AND THAT SHIRE MAKES NO GUARANTEE AS TO THE RESULTS OR PERFORMANCE THEREOF.

12.	Force Majeure:

Neither party shall terminate this Agreement or be liable to the other under this Agreement for loss or damages attributable to any act of God, earthquake, flood, fire, explosion, strike, lockout, labor dispute, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority (including, without limitation, regulatory authorities) or representatives of any such government, or any other cause beyond the reasonable control of such party, if the party affected shall give prompt notice of any such cause to the other party. The party giving such notice shall thereupon be excused from such of its obligations hereunder for so long as it is so disabled during, but no longer than the existence of such cause. If such cause appears likely to continue unabated for a period of at least 90 days, both parties will meet to discuss what, if any, modifications should be made to this Agreement as a consequence of such Force Majeure continuing beyond the 90-day period.

AGREED TO AND ACCEPTED:

Shire Laboratories Inc:	Interneuron Pharmaceuticals:

Signature:	Signature

Date	Title

Date

Purchase Order Number

Please return signed document to:

Jones W. Bryan, Ph.D.

Senior Director

Business Development

Shire Laboratories Inc

1550 East Gude Drive

Rockville, Maryland 20850

SCHEDULE 1

Principal Licensing Terms

Development Stage	Milestones
Upon completion of [*] Study	$[*]
Upon completion of [*]Study	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
Signing of [*] Corporate Partner	$[*]**
Signing of [*] (other than [*])***	$[*]**
Signing of First [*] Corporate Partner	$[*]
Total	$[*]
Royalty on US Net Sales (<$[*]M)	[*]%
Royalty on US Net Sales ( ≥$[*]M)	[*]%
Royalty on US Net Sales ( ≥$[*]M)	[*]%
Royalty Net Sales [*]	[*]%

**	If milestone occurs prior to execution of the License Agreement then milestone payment will be due upon execution of the License Agreement.
***	The milestone will be payable at the time of signature of a corporate partner (other than [*]) [*], whichever is earlier.

Territory:        [*]

*CONFIDENTIAL TREATMENT REQUESTED

Exclusivity/Field:	Prescription products, over-the-counter products, or any other product incorporating trospium as the active ingredient (The milestones set forth above are for prescription products, and the Parties will negotiate in good faith for potential future non-prescription products.)

Termination:	[*]

*CONFIDENTIAL TREATMENT REQUESTED

[SHIRE LOGO]

September 3, 2002

Greg Lerch

Indevus Pharmaceuticals

99 Hayden Ave.

Suite 200

Lexington, MA 02421

Feasibility Study: Program Expansion (“Expansion”)

Evaluation of Shire’s [*] with [*] for Trospium Chloride and Development for a Human Pilot Pharmacokinetic Study

I.	Background:

Shire Laboratories (“Shire”) has evaluated [*] technology platforms on behalf of Indevus Pharmaceuticals (“Indevus”) for delivery of trospium chloride (“trospium”) under Step 1a of the Feasibility Study, signed February 28, 2002. Based on results of the Fesibility Study and [*] assessment, Indevus has requested that Shire include the option of expanding Steps 1a and 1b as defined in the signed Feasibility Study to include additional permeability enhancement activities and consideration within the [*] technology platform.

II.	Program Expansion Activities:

Expanded Step 1a to include:

[*]

Expanded Step 1b to include:

[*]

*CONFIDENTIAL TREATMENT REQUESTED

Shire will discuss resultant data with Indevus to assist Indevus in determining which formulations warrant consideration in Step 2.

III.	Timing and Costs:

The additional timing and costs associated with the expanded activities as outlined in this Program Expansion are estimated to be:

Step 1a:	[*]
Timing:	[*] months
Cost:	$[*]

Costs for all steps will be billed as [*]% upon signing of this Expansion, [*]% [*] ([*]) days after signing of this Expansion, and the remaining [*]% upon decision to initiate Step 2 of the Agreement signed on February 28, 2002. Payment is due thirty (30) days after invoicing.

This cost estimate is based on the information available and Shire’s experience with applicable formulation and analytical technologies. Indevus will pay additional costs as defined by Shire should Indevus request a change in the scope of the Feasibility Study or add iterations to any of the program’s steps.

In addition, Indevus will be charged for all out-of-pocket costs and/or expenses associated with the activities requested. Such costs and expenses shall include required raw materials as detailed above, supplies, columns, standards and chemicals unavailable from Indevus as well as shipping expense.

IV.	Nondisclosure:

All Confidential Information disclosed by Shire and Indevus during the course of and arising out of this Feasibility Study will be subject to the Confidentiality Agreement between Shire and Indevus dated January 10, 2002.

V.	All provisions regarding Intellectual Property, License Agreement Terms, Limitations on Liability, Warranty and Force Majeure under the Feasibility Study signed on February 28, 2002 shall apply to this Agreement.

*CONFIDENTIAL TREATMENT REQUESTED

AGREED TO AND ACCEPTED:

Shire Laboratories Inc:	Indevus Pharmaceuticals:

Prepared by:	Signature

Date	Title

Date

Purchase Order Number

Please return signed document to:

Jones W. Bryan, Ph.D.

Senior Director

Business Development

Shire Laboratories Inc

1550 East Gude Drive

Rockville, Maryland 20850

[SHIRE LOGO]

February 24, 2003

Greg Lerch

Indevus Pharmaceuticals

99 Hayden Ave.

Suite 200

Lexington, MA 02421

Feasibility Study: Program Expansion 2(“Expansion”)

Tropsium Chloride [*] Prototype Preparation for Evaluation in a [*] Study, [*] and [*] Modeling.

I.	Background:

Shire Laboratories (“Shire”) has evaluated two technology platforms on behalf of Indevus Pharmaceuticals (“Indevus”) for delivery of sustained release trospium chloride (“trospium”) under Step 1a of the Feasibility Study, signed February 28, 2002. Based on results of the Feasibility Study and [*] assessment, Indevus next requested that Shire expand Steps 1a and 1b to include additional permeability enhancement activities and consideration within the [*] technology platform. As a next step in development, Indevus has requested that Shire prepare prototypes for a [*] pharmacokinetic study for proof of concept of the enhancer, plot the data and conduct [*] modeling of the data. The objective of the expansion is to decide which prototype will be chosen for clinical trial materials.

III.	Program Expansion Activities:

Under this expansion agreement, Shire will:

[*]

III.	Timing and Costs:

The additional timing and costs associated with the expanded activities as outlined in this Program Expansion are estimated to be:

Timing: [*] weeks (from receipt of raw data from Indevus or subcontractor)

Cost:    $[*]

*CONFIDENTIAL TREATMENT REQUESTED

Costs for all steps will be billed in its entirety at completion of the activities outlined herein. Payment is due thirty (30) days after invoicing.

This cost estimate is based on the information available and Shire’s experience with applicable formulation and analytical technologies. Indevus will pay additional costs as defined by Shire should Indevus request a change in the scope of the Feasibility Study or add iterations to any of the program’s steps.

In addition, Indevus will be charged for all out-of-pocket costs and/or expenses associated with the activities requested. Such costs and expenses shall include required raw materials as detailed travel, above, supplies, columns, standards and chemicals unavailable from Indevus as well as shipping expense.

IV.	Nondisclosure:

All Confidential Information disclosed by Shire and Indevus during the course of and arising out of this Feasibility Study will be subject to the Confidentiality Agreement between Shire and Indevus dated January 10, 2002.

V.	All provisions regarding Intellectual Property, License Agreement Terms, Limitations on Liability, Warranty and Force Majeure under the Feasibility Study signed on February 28, 2002 shall apply to this Agreement.

AGREED TO AND ACCEPTED:

Shire Laboratories Inc:	Indevus Pharmaceuticals:

Prepared by:	Signature

Date	Title

Date

Purchase Order Number

Please return signed document to:

Jones W. Bryan, Ph.D.

Senior Director

Business Development

Shire Laboratories Inc

1550 East Gude Drive

Rockville, Maryland 20850

Schedule 3

Licensed Patents

No.	Title	[*]	Appln Type/Status	Serial Number/ Patent Number	Filing Date
1.	[*]	[*]	[*]	[*]	[*]
2.	[*]	[*]	[*]	[*]	[*]
3.	[*]	[*]	[*]	[*]	[*]
4.	[*]	[*]	[*]	[*]	[*]
5.	[*]	[*]	[*]	[*]	[*]
6.	[*]	[*]	[*]	[*]	[*]
7.	[*]	[*]	[*]	[*]	[*]
8.	[*]	[*]	[*]	[*]	[*]
9.	[*]	[*]	[*]	[*]	[*]
10.	[*]	[*]	[*]	[*]	[*]
11.	[*]	[*]	[*]	[*]	[*]
12.	[*]	[*]	[*]	[*]	[*]
13.	[*]	[*]	[*]	[*]	[*]
14.	[*]	[*]	[*]	[*]	[*]
15.	[*]	[*]	[*]	[*]	[*]
16.	[*]	[*]	[*]	[*]	[*]
17.	[*]	[*]	[*]	[*]	[*]
18.	[*]	[*]	[*]	[*]	[*]
19.	[*]	[*]	[*]	[*]	[*]

*CONFIDENTIAL TREATMENT REQUESTED

20.	[*]	[*]	[*]	[*]	[*]
21.	[*]	[*]	[*]	[*]	[*]
22.	[*]	[*]	[*]	[*]	[*]
23.	[*]	[*]	[*]	[*]	[*]
24.	[*]	[*]	[*]	[*]	[*]
25.	[*]	[*]	[*]	[*]	[*]
26.	[*]	[*]	[*]	[*]	[*]
27.	[*]	[*]	[*]	[*]	[*]
28.	[*]	[*]	[*]	[*]	[*]
29.	[*]	[*]	[*]	[*]	[*]
30.	[*]	[*]	[*]	[*]	[*]
31.	[*]	[*]	[*]	[*]	[*]
32.	[*]	[*]	[*]	[*]	[*]

*CONFIDENTIAL TREATMENT REQUESTED